UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2012

Vanguard Minerals Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-51640	27-2387053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Glen Point Circle, Richmond, VA	23233
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (804) 477-1823

Vanguard Minerals Corporaiton (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [  ]   Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [  ]   Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [  ]   Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

SECTION 5 – Matters Related to Corporate Governance and Management

Item 5.01 Changes of Control

On May 30, 2012, Christopher Anzalone, purchased 668,934 shares of Vanguard Common Stock in a series of private transactions.  Mr. Anzalone paid at total of $250,000 for the shares.  These transactions were entered into by Mr. Anzalone for the purpose of obtaining control of Vanguard.

Following the change in control described in Item 5.01, above, the following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of May 30, 2012 by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.  We had 1,619,444 shares issued and outstanding on May 30, 2012

Name	Amount and Nature of Ownership	Percent of Class
Sean C. Rice*	150,000	9.3%
Christopher Anzalone*	668,934	41.3%

*Consists of shares of common stock directly owned

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 30, 2012, Christopher Anzalone was appointed to our board of directors and as our President and Chief Executive Officer.  Director Sean C. Rice remains as Principal Financial and Accounting Officer, and a director, although replaced by Mr. Anzalone as President and CEO.  Our board of directors now consists of Mr. Anzalone and Mr. Rice.

Sean C. Rice has been a project management consultant on construction, land-lease projects and wireless infrastructure projects since 1997.  From May, 2005 until May, 2012 Mr. Rice was a manager at Site Acquisitions, Inc. based in Salem, New Hampshire.  Mr. Rice is a graduate of the University of California, Los Angeles with a Bachelors of Arts degree in Business Economics and is a graduate of Loyola Law School of Los Angeles, with a Juris Doctorate.

Mr. Rice has agreed to continue to serve as our Principal Financial and Accounting Officer in exchange for a previous grant of 150,000 of our common stock vesting over a period of four years.  Mr. Rice will also earn a salary of $120,000 per year, but such salary will not accrue or be payable until the Company has received aggregate financing proceeds from the sale of its common stock of $2,000,000 within a 12 month period.

Christopher Anzalone has experience in a variety of commodities, land and real estate transactions.  From December, 2009 until the present, he has been the President and CEO of Liberty International Holding Corp. of Ft. Lauderdale, Florida, a firm that specializes in precious metals and real estate.  From January 2007 until December 2009, Mr. Anzalone was a principal of Gilmore South, a real estate development firm based in Boca Raton, Florida.

Mr. Anzalone has agreed to serve as our President and CEO.  It is expected that Mr. Anzalone will receive a grant of options to purchase common shares in Vanguard, but no such options have yet been issued or agreed to.  Mr. Anzalone will also earn a salary of $150,000 per year, but such salary will not accrue or be payable until the Company has received aggregate financing proceeds from the sale of its common stock of $2,000,000 within a 12 month period. Currently, Mr. Anzalone’s role only requires his part-time involvement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vanguard Minerals Corporation

      /s/   Christopher Anzalone
President and Chief Executive Officer

Date:         June 1, 2012